SCHEDULE 14A
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant                    [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive  Proxy  Statement
[X]   Definitive  Additional  Materials
[ ]   Soliciting  Material  Pursuant  to   240.14a-12

                          Mentor Graphics Corporation
                (Name of Registrant as Specified In Its Charter)

                               Icahn Partners LP
                         Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                       Icahn Partners Master Fund III LP
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                               Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
                                 Carl C. Icahn
                                  Brett Icahn
                                David Schechter
                                  Gary Meyers
                               Jose Maria Alapont
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of  Filing  Fee  (check  the  appropriate  box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is  calculated  and  state  how  it  was  determined):

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


                             FOR IMMEDIATE RELEASE

          ICAHN ISSUES OPEN LETTER TO SHAREHOLDERS OF MENTOR GRAPHICS

New York, New York, April 28, 2011
Contact: Susan Gordon (212) 702-4309

Carl C. Icahn today issued the following open letter to shareholders of Mentor Graphics Corporation:


                                 CARL C. ICAHN
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153

                                 April 28, 2011

Dear Fellow Shareholders:

Most of Walden Rhines' recent letter makes no sense to us or is simply an obfuscation of the facts. Additionally, we fail to understand why Rhines would resort to fear mongering tactics when we are only seeking minority representation on the Board of Directors of Mentor Graphics. What is this entrenched Board afraid of? We ask all shareholders to ask themselves this question - if you inherited ownership of this Company, would you allow the composition of this entrenched Board to remain unchanged (especially in light of its abysmal 17-year record (i))? American shareholders (at least in theory) enjoy a system of corporate democracy. This democracy is only possible if shareholders exercise their right to vote and hold those in power accountable. However, Rhines seems desperate to keep the status quo and to prevent any changes from happening.

It is our belief that this entrenched Board and Walden Rhines do not want to sell this Company and will hide behind "business judgment" defenses and intimidation tactics, such as their recent efforts to publicly name certain logical strategic buyers and prejudge the regulatory risks of entering into a transaction with those buyers. We demand that this Board be open to such possibilities. While we believe shareholder performance may be improved through improved oversight of SG&A expenses and dilution, the magnitude of potential cost synergies and strong strategic rationale make a sale to a strategic acquirer an opportunity this Board should not dismiss. In light of Rhines' and this entrenched Board's history, we question whether they will act in all shareholders' best interests. It has been our experience that companies often prefer not to engage in hostile deals, and the history of this Board makes it even less likely. Rhines seems to like to mischaracterize our words and recently made the following statement in a letter.

Rhines states: "Icahn's suggestion that Cadence's withdrawal resulted from Mentor Graphics' governance practices simply defies logic."

OUR REPLY: Logic leads us to question whether this entrenched Board is acting in its shareholders' best interests. On June 17, 2008, Cadence stated publicly:
"Over the last two months, we have sought to engage you and your Board of Directors in discussions regarding our proposal to combine Cadence Design Systems, Inc. and Mentor Graphics Corporation. We are disappointed that, despite our best efforts, you have thus far been unwilling to meaningfully participate in such discussion" and "you informed us that, even without any substantive discussion with us or negotiation of our proposal, Mentor Graphics' concluded that it did not wish to pursue discussions with us given Mentor Graphics' desire to say independent." On August 15, 2008, Cadence withdrew its offer and stated:
"It is unfortunate for Mentor Graphics shareholders, however, that despite our best efforts, Mentor Graphics' Board and management were unwilling to engage in substantive discussions Mentor Graphics' failure to engage in substantive discussions on our all-cash premium proposal prevented us from confirming for our financing sources the significant synergies associated with this transaction .." These comments demonstrate that this entrenched Board has a history of creating obstacles. Cadence's perception of this entrenched Board's behavior was clear and that (along with a series of events since then that we have outlined in previous documents filed with the SEC) causes us to question Mentor Graphics' governance practices.

We will now address certain other statements made by Rhines in his recent letter, even though most of them barely merit a response.

Rhines stated: "Icahn's primary aim is to provide himself with liquidity through a public sale process that is risky and is likely to destroy the shareholder value that your company has created."

OUR REPLY: Never have we stated that we seek liquidity. What we seek is a Board that will act in the best interest of shareholders and thereby create value for all shareholders. As we indicated previously, it was and remains our belief that a strategic acquirer (due to potentially significant cost synergies and strong strategic rationale) may be able to pay a significant premium over the current stock price for this Company. The reason this concept appeals to us is not liquidity but the significant stock price appreciation that all shareholders may receive. In case Rhines does not remember, we just offered to pay $17 per share for Mentor Graphics and agreed to serve as a "stalking horse" by accepting no fees if a strategic buyer agreed to a superior offer. Any bid would be subject to shareholder approval. Why won't Rhines let shareholders decide if they wish to sell the Company at a large premium? Is he afraid higher bids will materialize? Additionally, why would we agree to pay $17 per share if we were simply interested in liquidity?

Furthermore, we are confused by Rhines' claim that Mentor has created shareholder value. All three directors we seek to replace have been on the Board since 1994, just after Rhines became CEO. Mentor's stock is now at approximately the same level it was in 1994 (ii). Unlike shareholders, Rhines did quite well during this timeframe, receiving $65 million in compensation (iii). Fontaine Richardson, one of the three directors we seek to replace, chairs the compensation committee that awarded these payments and has served on the Board since 1983.

Rhines  stated:  "In  an implicit acknowledgement that his [Icahn's] "Plan A" is
not  workable,  Icahn  now touts a "Plan B."   In short, there is nothing new in
Icahn's  "Plan  B"  that  Mentor  Graphics  is  not  already  doing."

OUR REPLY: Icahn's "Plan A" is to sell the Company to a strategic acquirer. Never have we acknowledged that "Plan A" is not workable, neither explicitly nor implicitly. Plan A, in our opinion, represents the best opportunity for shareholders. We do not believe a deal with either Cadence or Synopsys would face insurmountable issues from a regulatory perspective and no information the Board has released recently has changed our opinion. This entrenched Board has publicly prejudged the feasibility and regulatory risks of a merger and we view these efforts as a serious disservice to the shareholders this entrenched Board is supposed to represent. If this entrenched Board was approached by a strategic acquirer (publicly or privately) would this Board sell Mentor at a significant premium or would it hide behind "business judgment"? Given this entrenched Board's history, we are very concerned that what shareholders would perceive to be reasonable may be quite different from this Board's perception.

Icahn's "Plan B" is SG&A reduction coupled with share repurchases. We find it hard to believe that finally, in the midst of our contested board election, this Board's sudden commitments to SG&A expense reduction and dilution are believable. This Board's record over the past 17 years causes us to question their ability and willingness to do so. Our "Plan B" has the potential to create significant value for shareholders. Keep in mind that, over the past 17 years, despite revenue growth of 5.3% annualized, this Board has overseen growth in SG&A expenses of 5.7% annualized, leading to a current SG&A expense as a percentage of revenues of 46%, far higher than both its closest peers, Synopsys and Cadence (iv). Over the past eight years, Mentor has increased its basic shares outstanding by 64% while Synopsys reduced its share outstanding by 4% and Cadence held its share count flat (v). This is simply unacceptable to us and the Company's most recent plans on both dilution and SG&A fail to go far enough in our opinion.

Rhines states: "Icahn's assertion that Alapont's industry knowledge is applicable to Mentor Graphics demonstrates how poorly Icahn understands our business."

OUR REPLY: This statement shows how Rhines is trying to obfuscate the facts. Transportation Solutions represents 15% of Mentor's product bookings in recent quarters and is growing. Jose Maria Alapont (one of our nominees) is the CEO of Federal-Mogul Corporation, which generates over $6 billion in revenues annually and is a supplier to many of the customers Mentor is targeting in this segment. As the largest shareholder of both Federal Mogul and Mentor Graphics, and despite Rhines' assertions to the contrary, we are quite aware that both companies do not sell the same products. However, the point is that many of their customers are the same. Considering Mentor is trying to make further inroads into this area, a highly accomplished executive such as Jose Maria would bolster Mentor's efforts. We find Rhines' criticism of Jose Maria ironic considering that Mentor asked our firm to help assist Mentor as it struggled reaching the appropriate senior executive at a certain customer. If Rhines does not remember, Mentor thanked us for helping secure what it claimed to be one of its largest orders ever within this segment. It is our belief that Jose Maria's relationships that were developed over a lifetime would be of great benefit to this Board as Mentor attempts to further penetrate the transportation industry.

Rhines  stated:  "Icahn  seeks  to  disguise  Meyers'  real  track  record."

OUR REPLY: Synplicity's stock was trading at $4.98 when Gary Meyers (one of our nominees) was named CEO on 9/28/04 and the sale to Synopsys was announced for $8.00 per share on 3/24/08 (a 61% premium over the price on the date Gary was named CEO). That is Gary's track record as CEO. A record Rhines should be envious of considering Mentor's stock is now at approximately the same level it was at in 1994. The CEO is responsible for the performance of a company and ultimately makes the decisions. It is not fair to give credit or discredit an employee of a company publicly since there is no public information on specifically how that employee performed. That is why shareholders don't know how to assess the three incumbent directors we seek to replace in terms of how they performed on their last job (other than "private investor", "board director", or "industry consultant"). According to Mentor's proxy statement, Fontaine Richardson, who Rhines claims is incomparable to Gary Meyers, last held a job in 2000 - how did the venture capital fund he managed perform and what were the assets under management? What we do know is that Fontaine led the compensation committee at Mentor that paid Rhines $65 million during this period of poor performance and that Fontaine has been on the board of Mentor for 28 years - since 1983! Gary was CEO of a publicly traded peer to Mentor and stayed on as a senior executive at Synopsys (Mentor's larger peer) until April 2010. We find Rhines' criticism to be quite unfair. James Fiebiger's last job was as CEO of a private company named Lovoltech for five years from 1999 to 2004. What was the scale of the capital raised or the performance for its shareholders? What we do know about James Fiebiger is that he is the lead independent director for Mentor Graphics. However, how can he be truly "independent" when he has served on the Board with Rhines, the CEO, for 17 years (since 1994)? Marsha Congdon's last job was in 1997 as an employee of US West. Again, how can we publicly assess her performance? Look at the track records and experiences of all three of our nominees. How can Rhines insinuate that they are not qualified to serve on this Board?

Rhines states that at "BKF Capital the company generated a negative shareholder return prior to Schechter's resignation only six months after joining the Board."

OUR REPLY: In our opinion, rather than focus on what is relevant, Rhines seeks to discredit our nominee, David Schechter, with meaningless information. The reality that Mentor does not want to discuss is that it is David's job to co-manage an investment portfolio (including Carl Icahn's 14.3% stake in Mentor Graphics) and that portfolio is up 80% in its first year since its inception on 4/1/10. David has extensive board experience working for Carl Icahn on the boards of several of his portfolio companies that he controls or holds a minority investment. David has participated, as a director in multiple situations, to implement the methodologies and capabilities developed by Carl Icahn's organization to "cost control", leading to significant cost savings without affecting revenues. Not only is David's history as a director on the board of BKF irrelevant in our opinion but actually factually incorrect. During the approximately six months that David served on the Board of BKF Capital in 2008, the company had no operations and an equity market capitalization of only approximately $8 million; and during David's tenure on that board the stock price was approximately flat.

Rhines states: "Mentor Graphics asked Icahn and Schechter to help evaluate potential cost savings through Icahn Sourcing in 2010. Ultimately, Icahn Sourcing was unable to provide any significant cost savings solutions to Mentor Graphics."

OUR REPLY: Rhines fails to mention that the reason Icahn Sourcing was unable to provide any significant cost saving solutions was that Mentor Graphics chose not to follow Icahn Sourcing's advice, limited the scope of such advice to relatively insignificant areas of cost spend such as small packages and cell phones, and was unwilling to study more meaningful areas of spend.

Rhines states: "Icahn's criticism of the meeting date for the Annual Meeting of Shareholders is misplaced on a number of scores. The May 12th meeting date is consistent with Mentor Graphics' historical practice. Moreover, the timing of our Annual Meeting clearly did not impede the nomination of directors by shareholders."

OUR REPLY: Mentor's entrenched Board gave shareholders just 10 days to nominate directors. To claim our criticism of this action is "misplaced on a number of scores" is simply ridiculous to us.

Rhines states: "Icahn's assertion that our issuance of shares has destroyed shareholder value is simply wrong."

OUR REPLY: Over the past eight years, Mentor has increased its basic shares outstanding by 64% while Synopsys reduced its share outstanding by 4% and Cadence held its share count flat. Even in the midst of a contested election, Mentor issued a convertible debt security that is significantly dilutive in the event of a change of control for cash, despite no urgency and clear alternatives. Now, only after shareholder outrage in the midst of a contested election, the Company has changed course and announced plans to repurchase shares. This Board's plan does not go far enough and Mentor should use ALL excess cash flow to repurchase shares. How can shareholders trust this Board given its track record on this subject?


MENTOR GRAPHICS NEEDS NEW IDEAS, NEW BLOOD, AND A NEW WAY OF THINKING. OVER TWO DECADES OF ENTRENCHMENT, THIS BOARD HAS LOST THE DRIVE TO PERFORM. THEY HAVE NOT BEEN HELD ACCOUNTABLE. AS A RESULT, THEY ALLOWED THE EXPENSES OF THE COMPANY TO GROW YEAR AFTER YEAR WITHOUT THE PROPER SYSTEMS OF CONTROL IN PLACE NECESSARY TO MAINTAIN EFFICIENCY. THEY HAVE ALLOWED FOR OUTSIZED SHARE DILUTION YEAR AFTER YEAR WHILE THE SHAREHOLDERS SUFFERED. WE BELIEVE OUR NOMINEES CAN BRING CHANGE. WE ARE CONFIDENT THAT IF YOU VOTE FOR OUR NOMINEES, SHAREHOLDERS WILL NO LONGER FEEL COMPELLED TO GO ON TELEVISION AND CALL THIS COMPANY A "COUNTRY CLUB." WE STRONGLY ENCOURAGE YOU TO VOTE THE GOLD PROXY CARD.


                                   Sincerely  yours,


                                   CARL  C.  ICAHN

If you have any questions or require any assistance in executing your proxy, please call:

                             D.F. King & Co., Inc.
                  Shareholders call toll-free: (800) 714-3313
                 Banks and Brokerage Firms call: (212) 269-5550


IMPORTANT DISCLOSURES

These materials are based solely on information contained in the public domain. We have relied upon and assumed, have not attempted to independently investigate or verify, and do not assume any responsibility for, the accuracy, completeness or reasonableness of such information. No representation or warranty, express or implied, is made as to the accuracy or completeness of any information included or otherwise used herein, and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past, the present or the future. These materials are necessarily based upon information available to us, and financial, stock market and other existing conditions and circumstances that are known to us, as of the date of these materials. We do not have any obligation to update or otherwise revise these materials.

The information contained in these materials does not purport to be an appraisal of any of the assets or liabilities of Mentor Graphics or any of its business units or subsidiaries, or any other companies mentioned herein, and does not express any opinion as to the price at which the securities of any such entities may trade at any time. The information and opinions provided in these materials take no account of any investor's individual circumstances and should not be taken as specific advice on the merits of any investment decision. Moreover, nothing contained herein should be construed as providing any legal, tax or accounting advice, and you are encouraged to consult with your legal, tax, accounting and investment advisors. You should consider these materials as only one of many factors to be considered in making any investment or other decisions. We do not accept any liability whatsoever for any direct or consequential loss howsoever arising, directly or indirectly, from any use of these materials.

ON APRIL 1, 2011, CARL C. ICAHN AND AFFILIATES ("ICAHN") FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE UPCOMING 2011 ANNUAL MEETING OF SHAREHOLDERS OF MENTOR GRAPHICS. SHAREHOLDERS ARE ADVISED TO READ ICAHN'S DEFINITIVE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED BY ICAHN WITH THE SEC, BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS, AND ANY OTHER RELEVANT DOCUMENTS AND OTHER MATERIAL FILED BY ICAHN WITH THE SEC CONCERNING MENTOR GRAPHICS WILL BE, WHEN FILED, AVAILABLE FREE OF CHARGE AT HTTP://WWW.SEC.GOV AND WWW.READMATERIAL.COM/MENTOR. IN ADDITION, COPIES OF THE PROXY MATERIALS MAY BE REQUESTED FROM ICAHN'S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT
(800)  714-3313.

_________________________
(i) The closing share price on 12/31/93 for Mentor was $13.75 versus $14.01 on 4/18/11.
(ii) The closing share price on 12/31/93 for Mentor was $13.75 versus $14.01 on 4/18/11.
(iii) Walden Rhines received $20MM in base and bonus/non-equity incentive plan compensation, along with 4.3MM options and shares worth $45MM applying SFAS 123R methodology post 1/1/06 and the midpoint of potential realizable value at assumed annual rates of stock price appreciation for option term of 5% to 10% prior to 1/1/06 and the closing share price on 12/31/93 for Mentor was $13.75 versus $14.01 on 4/18/11.
(iv) Company  10K  and  10Q  filings  over  the  last  twelve  months.
(v)  Company  SEC  filings.